EXHIBIT 10.24
FIRST AMENDMENT TO LEASE
THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of January 12, 2007, by and between SILICON VALLEY CA-I, LLC, a Delaware Limited liability company (“Landlord”), and INTERWOVEN, INC., a Delaware corporation (“Tenant”).
RECITALS
A.
Landlord and Tenant are parties to that certain Lease, dated December 18, 2006 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 110,000 rentable square feet (the “Premises”) described as the building located at 160 E. Tasman, San Jose, California (the “Building”).

B.	Tenant and Landlord mutually desire that the Lease be amended on and subject to the following terms and conditions.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and. valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1.
Amendment. Effective as of the date hereof (unless different effective date(s) is/are specifically referenced in this Section), Landlord and Tenant agree that the Lease shall be amended in accordance with the following terms and conditions:

1.1	The definition of “Delivery Date” set forth on page iii of the Reference. Pages of the Lease is hereby deleted in its entirety and replaced with the following: “March 1, 2007.”

1.2	The first sentence of Section 2.3 of the Lease is hereby deleted in its entirety and replaced with the following:

“Subject to the terms of this Section 2.3 and provided that Tenant has executed the Early Possession Agreement (as defined below), Landlord grants Tenant the right to enter the Premises any time after the Delivery Date, at Tenant’s sole risk, for business purposes or any other purpose permitted herein (e.g. for the purpose, of constructing the Initial Alterations described on Exhibit B attached hereto and installing telecommunications and data cabling (“Tenant’s Cabling”), and installing the following property (collectively, “Tenant’s Personal Property”): equipment, cubicles, furnishings and other personalty, including, without limitation, technology, computers, art, signage, equipment, office supplies, soft furnishings, and decor.”

1.3
In addition to the early entry described in Section 1.2 above, subject to the terms of this Section 1.3, Landlord grants Tenant the right to periodically enter the Premises during normal business hours prior to the Delivery Date, at Tenant’s sole risk, for the purpose of taking measurements, inspecting, and testing fixtures and systems in preparation ‘for Tenant’s occupancy of the Premises, provided that (a) Tenant has obtained Landlord’s prior approval prior to each entry, (b) Tenant returns keys to the Premises promptly following such entry (and in any event no. later than 5:00 p.m.. Pacific Standard Time on each day that Tenant enters the Premises pursuant to this Section), and (c) if Landlord so elects, Landlord may accompany Tenant during such entry. Such entry prior to the

Delivery Date shall be subject to all of the terms and conditions of the Lease, as amended hereby, except that Tenant shall not be required to pay Monthly Installment of Rent or Tenant’s Proportionate Share of Expenses and Taxes with respect to the period of time prior to the Delivery Date. Said early entry shall not advance the Termination
Date.

1.4	Notwithstanding anything in the Lease or this Amendment to the contrary, the fifth and sixth sentences of Section 7.1 of the Lease are hereby deleted in their entirety and replaced with the following:

“Except to the extent caused by the acts or omissions of Tenant or any Tenant Entities or by any alterations or improvements performed by or on behalf of Tenant, if such systems or the elevator are not in good working order, condition or repair as of the date possession of the Premises is delivered to Tenant and Tenant provides Landlord with notice of the same on or before March 1, 2007, Landlord, at Landlord’s sole cost and expense (and which amount shall not be included in Expenses), shall be responsible for repairing or restoring the same in accordance with applicable Regulations. In addition, except to the extent caused by the acts or omissions of Tenant or any Tenant Entities or exacerbated by the negligence or misconduct of Tenant or any Tenant Entity, or by any alterations, additions or improvements performed by or on behalf of Tenant, if (a) Tenant provides Landlord with prompt written notice of the existence of any mold at the Premises on or before March 1, 2007, and (b) such mold is not removed in the ordinary course of the construction of the Initial Alterations, Landlord, at Landlord’s sole cost and expense (and which amount shall not be included in Expenses), shall be responsible for removing and abating such mold in accordance with applicable Regulations.”

1.5
Tenant shall protect, indemnify and hold the Landlord Entities harmless from and against any and all loss, claims, liability or costs (including actual court costs and reasonable attorney’s fees) incurred by reason of or directly or indirectly related to any entry upon or access to the Premises by Tenant or any Tenant Entity (i) at any time during the period beginning December 26, 2006 and ending January 10, 2007, and (ii) at any time prior to the Delivery Date pursuant to the terms of Section 1.3 above. The foregoing shall survive the-expiration or early termination of the Lease.

2.	Miscellaneous.
2..1	This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

2.2
Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and-in full force and effect. 2.3 In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

2.4
Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

2.5
The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

2.6
Tenant hereby represents to Landlord that Tenant has dealt with no broker who may be entitled to compensation in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, managers, investors, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker who is entitled to compensation in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

2.7	Each signatory to this Amendment hereby represents that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

2.8
Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager.

     IN WITNESS WHEREOF, Landlord and Tenant have entered into, and executed this Amendment as of the date first written above.

LANDLORD:		TENANT:

SILICON VALLEY CA-I, LLC,		INTERWOVEN, INC.
a Delaware limited liability company		a Delaware corporation

By:	RREEF Management Company, a Delaware
corporation, its Authorized Agent

By:	/s/ Stephen J. George	By:	/s/ John E. Calonico, Jr.

Name:	Stephen J. George	Name:	John E. Calonico, Jr.
Title:	Vice President, Regional Director	Title:	Chief Financial Officer
Dated:	1/18/2007	Date:	1/12/2007

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